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Exhibit 2.1.2


  (DE Secretary of State Stamp)

                            CERTIFICATE OF MERGER OF
                      AMERICOM NETWORKS INTERNATIONAL, INC.
                             (A FLORIDA CORPORATION)
                                       AND
                      AMERICOM NETWORKS INTERNATIONAL, INC.
                            (A DELAWARE CORPORATION)

         Pursuant to the provisions of Sections 252 of Delaware General Corporation Law, the foreign corporation and the domestic corporation herein named do hereby adopt the following Certificate of Merger.

         1. Americom Networks International, Inc., a Florida corporation formed on July 22, 1988 is merging with Americom Networks International, Inc., a Delaware Corporation, such that Americom Networks International, Inc., a Delaware Corporation shall be the Surviving Corporation.

         2. An Agreement of Merger has been approved, adopted, certified, executed and acknowledged by the Board of Directors and majority shareholders of both the Merged Corporation and the Surviving Corporation.

         3. The name of the surviving corporation is Americom Networks International, Inc., a Delaware corporation.

         4. The Certificate of Incorporation of the Surviving Corporation shall be its Certificate of Incorporation.

         5. An executed copy of the Agreement of Merger is on file an the principal office of the surviving corporation at 330 Clematis Street, Suite 217, West Palm Beach, Florida 33401 and such executed Agreement of Merger or a copy thereof will be furnished by the surviving corporation, on request and without cost, to any stockholder of either the Surviving Corporation or the non-surviving corporation.

         6. The merger of the Merged Corporation with and into the Surviving Corporation is permitted by the laws of the jurisdiction of organization of the Merged Corporation and has been authorized in compliance with said laws, by which the Merged Corporation is governed.

         7. The total authorized capital stock of the non surviving corporation (Americom Networks International, Inc., Florida) is Fifty Million Shares (50,000,000) comprised of Fifty Million (50,000,000) common shares, $.001 par value. The Agreement of Merger was approved by a vote of 89% of all shares of stock entitled to vote, which vote is sufficient for the approval of the Agreement of Merger.

         8. The Agreement of Merger was approved by written consent of the sole stockholder of the Surviving Corporation and by the Board of Directors of the Surviving Corporation pursuant to the provisions of Section 252, which incorporate Section 251 of the Delaware General Corporation Law.

         9. The merger herein provided for shall become effective in the State of Delaware upon filing.

Executed February 6, 2008                 AMERICOM NETWORKS INTERNATIONAL, INC.,
                                                   a Delaware corporation

                                               By: /s/ Michael Anthony
                                                   ---------------------------
                                                   Michael Anthony, President